UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2019

BioDelivery Sciences International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31361	35-2089858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4131 ParkLake Ave., Suite #225 Raleigh, NC	27612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-582-9050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by BioDelivery Sciences International, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2018, Ernest De Paolantonio retired from his position as Chief Financial Officer, effective December 31, 2018. Mr. De Paolantonio remained in the position of Chief Financial Officer until Terry Coelho took over the position effective as of January 15, 2019. Unless Mr. De Paolantonio resigns or his employment is terminated earlier, Mr. De Paolantonio will continue as a senior advisor to the Company until April 30, 2019, at which time his employment with the Company will end (the “Retirement Date”).

On January 23, 2019, the Company entered into a Transitional Service and Separation Agreement (the “Separation Agreement”) with Mr. De Paolantonio, which provides for, among other things, Mr. De Paolontonio to (i) continue to receive his current base salary, (ii) remain eligible to participate in the Company’s group employee benefit plans as a regular full-time employee, and (iii) continue to vest in his outstanding equity awards until his Retirement Date. At the termination of his employment with the Company, provided that, among other things, Mr. De Paolantonio is not terminated by the Company for “cause,” Mr. De Paolantonio will be entitled to receive (a) a one-time cash payment of $360,000, subject to applicable deductions and withholdings, representing one full year of his current base salary, provided that Mr. De Paolantonio has not breached any of his continuing obligations, including that he signs and does not revoke a general release of claims against the Company, (b) his target annual incentive compensation for 2018 (subject to determination by the board of directors of the Company), and (c) a monthly cash payment for three months in an amount equal to the actual costs of continuation of Mr. De Paolantonio’s group health and dental insurance under the Consolidated Omnibus Reconciliation Act of 1985.

Additionally, the option exercise period for the vested incentive stock options granted to Mr. De Paolantonio on October 1, 2013 shall be extended through the remainder of the option period which ends on October 17, 2023, and any incentive stock options held by Mr. De Paolantonio shall be treated as nonqualified stock options if exercise is not undertaken within 90 days of the Retirement Date. All time-based restricted stock units held by Mr. De Paolantonio that would have vested had Mr. De Paolantonio remained employed by the Company through December 31, 2020 shall be deemed vested as of the Retirement Date, and all time-based restricted stock units held by Mr. De Paolantonio that by their terms vest after December 31, 2020 will be forfeited as of the Retirement Date. Subject to Mr. De Paolantonio’s service through the Retirement Date, all performance-based restricted stock units shall remain outstanding and eligible to vest with respect to the Company’s performance through December 31, 2020 and any performance-based restricted stock units that do not vest based upon performance through December 31, 2020 shall be forfeited.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full Separation Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Transitional Service and Separation Agreement, dated January 23, 2019, by and between the Company and Ernest De Paolantonio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 29, 2019	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/s/ Herm Cukier
Name: Herm Cukier
Title:Chief Executive Officer